Capital One Third Quarter 2017 Earnings

Exhibit 99.1
News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Sie Soheili	Tatiana Stead
703.720.2455	703.720.2455	703.720.3929	703.720.2352

FOR IMMEDIATE RELEASE: October 24, 2017
Capital One Reports Third Quarter 2017 Net Income of $1.1 billion, or $2.14 per share
Excluding adjusting items, Third Quarter 2017 Net Income of $2.42 per share(1)
McLean, Va. (October 24, 2017) – Capital One Financial Corporation (NYSE: COF) today announced net income for the third quarter of 2017 of $1.1 billion, or $2.14 per diluted common share, compared with net income of $1.0 billion, or $1.94 per diluted common share in the second quarter of 2017, and with net income of $1.0 billion, or $1.90 per diluted common share in the third quarter of 2016. Excluding adjusting items, net income for the third quarter of 2017 was $2.42 per diluted common share(1).

“We posted another quarter of resilient and responsible growth,” said Richard D. Fairbank, Founder, Chairman and Chief Executive Officer. “We continue to carefully manage risk across our businesses. And, we’re driving improving efficiency even as we invest to grow and to transform our company as banking goes digital.”
Adjusting items in the third quarter of 2017 included:

	Pre-Tax	Diluted EPS
(Dollars in millions, except per share data)	Impact	Impact
Deal-specific impacts of the Cabela’s acquisition	$(105)	$(0.14)
Restructuring charges	(108)	(0.14)
Notable items in the third quarter of 2017 included:

	Pre-Tax	Diluted EPS
(Dollars in millions, except per share data)	Impact	Impact
Impact of hurricanes Harvey and Irma	$(114)	$(0.15)
Gains on investment portfolio repositioning	69	0.09
All comparisons below are for the third quarter of 2017 compared with the second quarter of 2017 unless otherwise noted.
Third Quarter 2017 Income Statement Summary:

•	Total net revenue increased 4 percent to $7.0 billion.

(1)
Amounts excluding adjusting items are non-GAAP measures that we believe help investors and users of our financial information understand the effect of adjusting items on our selected reported results and provide alternate measurements of our performance. See Table 15 in Exhibit 99.2 for a reconciliation of our selected reported results to these non-GAAP measures.

Capital One Third Quarter 2017 Earnings

•	Total non-interest expense increased 4 percent to $3.6 billion:

•	7 percent increase in operating expenses.

•	13 percent decrease in marketing.

•	Pre-provision earnings increased 4 percent to $3.4 billion(2).

•	Provision for credit losses increased 2 percent to $1.8 billion:

•	Net charge-offs of $1.6 billion.

•	$227 million reserve build.

•	Net interest margin of 7.08 percent, up 20 basis points.

•	Efficiency ratio of 51.07 percent:

•	Efficiency ratio excluding adjusting items was 49.28 percent(1).
Third Quarter 2017 Balance Sheet Summary:

•	Common equity Tier 1 capital ratio under Basel III Standardized Approach of 10.7 percent at September 30, 2017.

•	Period-end loans held for investment in the quarter increased $8.1 billion, or 3 percent, to $252.4 billion.

•	Domestic Card period-end loans increased $7.1 billion, or 8 percent, to $100.0 billion.

•	Consumer Banking period-end loans increased $591 million, or 1 percent, to $75.6 billion:

•	Auto period-end loans increased $1.5 billion, or 3 percent, to $53.3 billion.

•	Home loans period-end loans decreased $904 million, or 5 percent, to $18.8 billion, driven by run-off of acquired portfolios.

•	Commercial Banking period-end loans decreased $2 million, or less than 1 percent, to $67.7 billion.

•	Average loans held for investment in the quarter increased $3.6 billion, or 1 percent, to $245.8 billion.

•	Domestic Card average loans increased $2.0 billion, or 2 percent, to $93.7 billion.

•	Consumer Banking average loans increased $894 million, or 1 percent, to $75.4 billion:

•	Auto average loans increased $1.8 billion, or 4 percent, to $52.6 billion.

•	Home loans average loans decreased $901 million, or 4 percent, to $19.3 billion, driven by run-off of acquired portfolios.

•	Commercial Banking average loans increased $190 million, or less than 1 percent, to $67.9 billion.

•	Period-end total deposits decreased $701 million, or less than 1 percent, to $239.1 billion, while average deposits decreased $1.7 billion, or 1 percent, to $238.8 billion.

•	Interest-bearing deposits rate paid increased 6 basis points to 0.77 percent.

(2)	Pre-provision earnings is calculated based on the sum of net interest income and non-interest income, less non-interest expense for the period.

Capital One Third Quarter 2017 Earnings

Earnings Conference Call Webcast Information
The company will hold an earnings conference call on October 24, 2017 at 5:00 PM Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Choose “About Us,” then choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through November 7, 2017 at 5:00 PM Eastern Time.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2016.
About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $239.1 billion in deposits and $361.4 billion in total assets as of September 30, 2017. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, Louisiana, Texas, Maryland, Virginia, New Jersey and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.
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